RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 16, 2007
RAVEN INDUSTRIES REPORTS SECOND QUARTER RESULTS
Continued Strength at Flow Controls Division Lifts Earnings 14 Percent
SIOUX FALLS, SD—August 16, 2007—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported the company achieved record second quarter results for the period ended July 31, 2007. Significantly higher contributions from Raven’s Flow Controls Division helped increase sales by 10 percent to $55.7 million, versus $50.4 million for last year’s second quarter. Net income expanded 14 percent to $5.8 million, or $0.32 per share, up from $5.1 million, or $0.28 per share, for the year-ago period.
For the first half of this year, sales reached $113.8 million, a 5 percent improvement over $108.8 million. Net income increased 14 percent to $14.4 million, or $0.79 per share, for the latest six months, compared with $12.6 million, or $0.69 per share, at this time last year.
“The second quarter usually is our seasonally lowest period,” said Ronald M. Moquist, chief executive officer. “The Flow Controls Division continued to drive improved performance, benefiting from an improving agricultural market and good levels of product demand across all lines. This was enhanced by Aerostar’s improved operating results. Together, this combination more than offset lower profits at the Engineered Films and Electronic Systems divisions.”
Segment Performance
Engineered Films Division (EFD) second quarter sales rose 4 percent to $23.5 million, compared with $22.5 million. This was led by particular strength in orders for existing products — specifically pit liners for the oil and gas industry and vapor barriers in the construction market. Quarterly operating income was off 18 percent to $5.2 million versus $6.4 million a year ago. A competitive pricing environment and higher depreciation costs negatively affected the second quarter this year. Last year’s second quarter benefited from favorable resin purchases, which did not recur.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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For the six months, sales were down 4 percent to $43.1 million compared with $45.1 million. This was due primarily to the lack of disaster film sales in the latest period compared with nearly $4.4 million in last year’s first half. Operating income was also affected, declining 17 percent to $10.2 million versus $12.3 million for last year’s first half.
“The EFD story this year is one of operational advances,” Moquist explained. “We successfully brought our third plastic-film extrusion line into production, following one each in the last two quarters. It generally takes two to three years to fully utilize new extrusion capacity, and new lines experience start-up costs and depreciation expense. We are capitalizing on EFD’s expanded capabilities, and developing new products for both existing and new markets. This includes radon gas barriers, geomembranes, and a new vapor and wind barrier used in construction as a house wrap. The investments we made to expand our capabilities — and not seeing a repeat of the $9.9 million in disaster film shipped last year — will lower operating income for EFD in fiscal 2008. The third quarter will be a particularly difficult comparison, because we shipped $5.5 million in disaster film during that period last year. However, we believe the new equipment will promote our long-term growth.”
Flow Controls Division (FCD) revenues for the second quarter increased 40 percent to $11.8 million from last year’s $8.4 million. The division’s ability to leverage these sales over its fixed cost base during its seasonally low second quarter resulted in operating income of $2.6 million — an increase of more than three-times the $790,000 seen in last year’s three-month period.
For the year-to-date, FCD’s sales grew 28 percent to $31.6 million versus $24.8 million, driving a 64 percent improvement in operating income, to $9.7 million from $5.9 million.
“The recovering ag market continued to increase demand for our precision agriculture products,” said Moquist. “We once again experienced solid sales for new products, such as our Envizio Plus™ GPS-based guidance and control system, and for our anhydrous ammonia controls — primarily used with corn crops. Teaming with chemical companies and enhancing our marine navigation systems also paid off with strong first-half sales. We are in the process of rolling out Control Area Network or CAN-based systems, which allow customers to use our electronic equipment in other companies’ in-cab consoles. This is taking us one step further into an open architecture, which means we can leverage the sale of other companies’ equipment in addition to our own.”
Electronic Systems Division (ESD) sales for the most recent three months were $16.7 million compared with $16.5 million one year earlier. Operating income decreased 13 percent, to $2.5 million from $2.9 million for last year’s second quarter. This was due primarily to weaker than expected customer demand and also included a less favorable profit margin mix than in the prior year.
ESD sales for the latest six months were $31.1 million compared with $31.6 million at this time last year, off 2 percent. Operating income, at $4.9 million, was essentially even with last year’s first-half results.
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“We see short-term fluctuations in production levels because our business model requires us to be very responsive to customer needs,” Moquist explained. “Our relationships remain strong because our customers know we will apply the appropriate resources to respond to demand. ESD has the capability to generate high levels of cash returns on investment. We continue to work to optimize profit margins.”
Aerostar sales grew 28 percent to $3.7 million for the second quarter, versus $2.9 million for last year’s three months. In addition, operating income swung to a $304,000 gain from a $306,000 loss in last year’s quarter. These advances reflect improved sales of high-altitude research balloons and shipments under a contract for protective wear for the government.
Sales for Aerostar’s first six months reached $7.9 million, an 8 percent increase from $7.3 million, and operating income improved to $518,000 compared with a year-ago operating loss of $78,000.
“The good news is that the turnaround at Aerostar is making progress — despite a continued hold on the MC-6 Army parachute contract,” said Moquist. “In addition to the sales of research balloons and protective wear driving top-line growth, our efforts to reduce costs and increase efficiencies are improving operating income. Our total backlog for the parachute order remains at more than $14 million. However, we cannot estimate when shipping will begin, as design and material sourcing issues continue to cause delays. Once again, when this situation is resolved, we expect shipments to ramp up quickly, allowing Aerostar to accelerate its contribution to earnings.”
Strong Balance Sheet and Cash Flows
Cash and investment balances were $21.9 million at July 31, 2007, versus $11.3 million a year ago. Cash continues to grow as a result of strong operating cash flows from earnings and working capital utilization, and lower capital expenditures. Operating cash flows for the first half reached $19.3 million compared with $14.7 million last year. Cash used for capital expenditures declined to $3.9 million versus $9.9 million a year ago, when significant investments were being made in extrusion capacity for EFD. Capital spending for the full year is expected to be in the $7 million range, down from $16.5 million in fiscal 2007. Dividends increased by 22 percent over the first half of last year, reaching $4.0 million.
Another Record Year Expected
“We believe the powerful combination of a recovering ag market and new products will continue to propel significant increases in sales and operating income in the Flow Controls Division over the coming two quarters. This should help offset the Engineered Films Division’s lack of disaster film orders in fiscal 2008. The upside for Engineered Films remains filling up the capacity of its new extrusion lines and gaining acceptance for its new products. The Electronic Systems Division should again make a solid contribution to revenues, income and cash flow. Aerostar continues to see its profits increase even without the parachute contract, which we believe will significantly improve this division’s contribution when the order is released. We expect all of these factors will combine to give Raven record performance in fiscal 2008 — despite the potential for a relatively flat third quarter — with a double-digit full-year profit increase likely,” Moquist concluded.
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About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services and specialty aeronautics and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Daylight Time to discuss its second quarter performance and related trends in its business. The call will be accessible by telephone and through the Internet. Interested investors are invited to listen to the call by dialing 888-802-2269. To hear a webcast, log on to the company’s Web site at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through August 23, 2007. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 2947373. A replay of the call will also be available on the Internet at www.ravenind.com for 90 days.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such assumptions are correct or that these expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines, as well as other risks described in the Company’s 10-K under Item 1A. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2007	2006	Change	2007	2006	Change
Net sales	$55,653	$50,381	10%	$113,756	$108,846	5%
Cost of goods sold	42,246	38,198		82,975	80,772

Gross profit	13,407	12,183	10%	30,781	28,074	10%

Selling, general and administrative expenses	4,864	4,311	13%	9,400	8,725	8%

Operating income	8,543	7,872	9%	21,381	19,349	11%

Other income, net	(314)	(65)		(501)	(203)

Income before income taxes	8,857	7,937	12%	21,882	19,552	12%

Income taxes	3,014	2,810		7,499	6,923

Net income	$5,843	$5,127	14%	$14,383	$12,629	14%

Net income per common share:
-basic	$0.32	$0.28	14%	$0.80	$0.70	14%
-diluted	$0.32	$0.28	14%	$0.79	$0.69	14%

Weighted average common shares outstanding:
-basic	18,103	18,089		18,090	18,107
-diluted	18,202	18,285		18,192	18,324
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2007	2006	Change	2007	2006	Change
Net Sales:
Engineered Films	$23,470	$22,530	4%	$43,124	$45,109	(4)%
Flow Controls	11,780	8,419	40%	31,615	24,764	28%
Electronic Systems	16,684	16,519	1%	31,118	31,635	(2)%
Aerostar	3,719	2,913	28%	7,899	7,338	8%

Total Company	$55,653	$50,381	10%	$113,756	$108,846	5%

Operating Income (Loss):
Engineered Films	$5,230	$6,376	(18)%	$10,248	$12,277	(17)%
Flow Controls	2,594	790	228%	9,709	5,936	64%
Electronic Systems	2,520	2,912	(13)%	4,893	4,908	0%
Aerostar	304	(306)		518	(78)

Total Segment Income	10,648	9,772		25,368	23,043
Corporate Expenses	(2,105)	(1,900)	(11)%	(3,987)	(3,694)	(8)%

Total Company	$8,543	$7,872	9%	$21,381	$19,349	11%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31	January 31	July 31
	2007	2007	2006
ASSETS
Cash, cash equivalents and short-term investments	$21,902	$10,783	$11,330
Accounts receivable, net	27,149	31,336	24,390
Inventories	32,202	28,071	29,915
Prepaid expenses and other current assets	4,115	3,029	3,386

Total current assets	85,368	73,219	69,021

Property, plant and equipment, net	36,758	36,264	32,935
Other assets, net	11,213	10,281	9,325

	$133,339	$119,764	$111,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,889	$6,093	$7,435
Accrued and other liabilities	9,949	10,371	9,255

Total current liabilities	17,838	16,464	16,690

Other liabilities	6,967	5,032	1,934
Shareholders’ equity	108,534	98,268	92,657

	$133,339	$119,764	$111,281

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2007	2006
Cash flows from operating activities
Net income	$14,383	$12,629
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,295	2,709
Deferred income taxes	(456)	(166)
Other operating activities, net	2,120	(467)

Net cash provided by operating activities	19,342	14,705

Cash flows from investing activities
Capital expenditures	(3,881)	(9,888)
Other investing activities, net	(263)	(196)

Net cash used in investing activities	(4,144)	(10,084)

Cash flows from financing activities
Dividends paid	(3,980)	(3,258)
Purchase of treasury stock	(282)	(1,746)
Other financing activities, net	168	302

Net cash used in financing activities	(4,094)	(4,702)

Effect of exchange rate changes on cash	15	2

Net increase (decrease) in cash and cash equivalents	11,119	(79)
Cash and cash equivalents at beginning of period	6,783	9,409

Cash and cash equivalents at end of period	17,902	9,330
Short-term investments	4,000	2,000

Cash, cash equivalents and short-term investments	$21,902	$11,330

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